Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Origin Bancorp, Inc. for the registration of 1,000,000 shares of Common Stock issuable under the amended and restated Origin Bancorp, Inc. Omnibus Incentive Plan of our reports dated February 25, 2026, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, included in Origin Bancorp Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP
Little Rock, Arkansas
April 30, 2026